EXHIBIT 11.1



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                                                                  EXHIBIT 11.1

                              AVON PRODUCTS, INC.
                COMPUTATION OF PRIMARY INCOME (LOSS) PER SHARE
                     (In millions, except per share data)


                                                     Years ended December 31
                                                    ------------------------
                                                    1994      1993      1992
                                                    ----      ----      ----

Weighted average shares of common stock
  Weighted average shares outstanding during
    the year.................................      70.59     72.06     71.99

  Common stock equivalents...................          *         *         *
                                                 -------   -------    ------
  Weighted average shares for primary income
    per share computation....................      70.59     72.06     71.99
                                                 =======   =======    ======


Income applicable to common stock:
  Income from continuing operations..........    $ 264.8   $ 236.9    $164.2
  Discontinued operations, net...............      (23.8)      2.7      10.8
  Cumulative effect of accounting changes,
    net of taxes.............................      (45.2)   (107.5)       --
                                                 -------   -------    ------
  Net income.................................    $ 195.8   $ 132.1    $175.0
                                                 =======   =======    ======


Primary income (loss) per share:
  Continuing operations......................    $  3.75   $  3.28    $ 2.28
  Discontinued operations....................       (.34)      .04       .15
  Cumulative effect of accounting changes....       (.64)    (1.49)       --
                                                 -------   -------    ------
  Net income.................................    $  2.77   $  1.83    $ 2.43
                                                 =======   =======    ======

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*Common stock equivalents are not reported because they result in less than three percent dilution.